Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Fourth Quarter and Full Year 2009 Financial Results

ST. PAUL, Minnesota, January 28, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three months and full year ended December 31, 2009.

For the full year 2009, the Company reported a net loss of $31.9 million, or $1.07 per share, research and development expenses of $15.6 million, and general and administrative expenses of $8.6 million. For the fourth quarter ended December 31, 2009, the Company reported a net loss of $2.9 million, or $0.08 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On December 31, 2009, the Company’s cash, cash equivalents and short-term investments totaled $14.6 million, which does not reflect the proceeds of its January 14, 2010 agreement with institutional investors to raise $4.8 million in a registered direct offering of its common stock.

“We remain encouraged by the weight loss, diabetes and hypertension data emerging from our Maestro System development program, particularly results from our next-generation rechargeable device, since announcing the results of our EMPOWER study early in the fourth quarter,” said President and CEO Mark B. Knudson, Ph.D. “We look forward to the continued development of the Maestro System as a treatment for morbid obesity and its related co-morbidities, diabetes and hypertension.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics added: “Since the beginning of the fourth quarter, we have taken steps to strengthen our balance sheet through two equity financings and repayment of over half of our outstanding debt. These efforts, along with cost-cutting measures implemented in the fourth quarter of 2009, provide us with the resources to fund operations into the second half of 2010.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 12, 2009. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Operating expenses:
Research and development	$3,161	$4,387	$15,581	$27,674
Selling, general and administrative	1,855	2,081	8,632	8,597

Total operating expenses	5,015	6,468	24,212	36,270

Loss from operations	(5,015)	(6,468)	(24,212)	(36,270)
Other income (expense), net	2,125	(1,354)	(7,717)	(1,604)

Net loss	$(2,890)	$(7,822)	$(31,929)	$(37,874)

Net loss per share - basic and diluted	$(0.08)	$(0.46)	$(1.07)	$(2.25)

Shares used to compute basic and diluted net loss per share	36,970	16,879	29,846	16,836

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2009	December 31, 2008

ASSETS
Cash, cash equivalents and short-term investments	$14,618	$26,295
Prepaid expenses and other current assets	484	499
Property and equipment, net	966	1,264
Other assets	146	221

Total assets	$16,214	$28,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$34	$163
Debt	7,761	13,670
Other liabilities	2,838	3,040

Total liabilities	10,633	16,874

Stockholders’ equity	5,581	11,405

Total liabilities and stockholders’ equity	$16,214	$28,279

# # #